Exhibit 99.1

Dycom Industries, Inc.

11770 U.S. Highway 1, Suite 101 / Palm Beach Gardens, Florida 33408 / (561) 627-7171

N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO

Richard L. Dunn, Senior Vice President
Palm Beach Gardens, Florida		and CFO (561) 627-7171	February 11, 2008

DYCOM LOWERS SECOND QUARTER REVENUE AND EARNINGS EXPECTATIONS
COMPANY TO HOLD CONFERENCE CALL AT 11:00 A.M. (ET) FEBRUARY 12, 2008

Palm Beach Gardens, Florida, February 11, 2008 — Dycom Industries, Inc. (NYSE: “DY”) announced today that revenue and earnings for its second quarter ended January 26, 2008 will be below previous guidance. Revenue for the second quarter is expected to be approximately $285 million, which is below the range of $290 million to $310 million provided in the Company’s November 19, 2007 press release. Dycom expects to report a GAAP net loss from continuing operations of ($0.07) or ($0.08) per share. On a non-GAAP basis, excluding the impact of the previously announced wage and hour class action settlement with respect to three of Dycom’s subsidiaries, earnings per share from continuing operations are expected to be $0.03 or $0.04 on a fully diluted basis. This is $0.11 to $0.12 cents per share below the low end of the guidance provided in November 2007. Included in the expected results is stock-based compensation expense of approximately $1.0 million on a pre-tax basis, which is lower than previous guidance of approximately $2.1 million due to the financial performance criteria of the restricted stock awards. Actual results are expected to be announced after the close of trading on the New York Stock Exchange on February 26, 2008.

Expected results for the quarter were impacted by a significant decline in customer spending during January. This decline was the product of a noticeable softening in the intensity with which a broad range of customers executed near term spending plans. Softening was evident in the delayed approval of calendar 2008 budgets by certain customers, the pace with which approved budgets were executed during January, overall volumes of available work, and in certain instances customer specific delays. Customer spending declines were not the consequence of any noteworthy customer project cancellations. In fact, the quarter was marked by a number of notable contract extensions and one new master contract award.

Due to the pace of January’s unexpected revenue decline, costs of earned revenues were difficult to reduce meaningfully during the quarter and consequently gross margin was negatively affected. This development was compounded by winter weather which was more difficult than in the year ago period, resulting in reduced workdays and field productivity. In response to operational developments, management is actively addressing cost reductions as appropriate.

Cash collections were robust during the quarter and all outstanding balances under the Company’s revolving credit facility were repaid. Cash on hand at the end of the quarter exceeded $27 million and total liquidity, including cash on hand and amounts available under the credit facility, exceeds $250 million.

While disappointed by these results, Dycom retains strong, long standing customer relationships and a robust balance sheet, leaving us well positioned to respond to our customers’ needs when their spending intensity returns. We remain confident in the long term growth drivers of our business and our ability to maintain and expand our market leadership.

A Tele-Conference call to review the Company’s preliminary results will be hosted at 11:00 a.m. (ET), Tuesday, February 12, 2008; Call 800-762-7308 (United States) or 480-629-9027 (International) and request “Dycom” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, March 13, 2008.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.

The fiscal 2008 second quarter revenues, earnings and liquidity amounts are preliminary and the information is unaudited. This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the impact of any future acquisitions and whether they can be efficiently integrated into our existing operations, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.